Exhibit 10.4

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of December 15, 2015, by and between Tyco Electronics Corporation, a Pennsylvania corporation (the “Company”), and Joseph B. Donahue (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Executive currently serves as Executive Vice President and Chief Operating Officer of the Company under the terms and conditions of an employment agreement with the Company dated December 20, 2013 (the “2013 Agreement”); and

WHEREAS, the Executive and the Company mutually desire to amend and restate the terms of the 2013 Agreement, upon the terms and conditions hereinafter set forth in this amended and restated employment agreement (the “2015 Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.                                      Employment.  On the terms and subject to the conditions set forth herein, the Company hereby agrees to continue the employment of the Executive, and the Executive hereby agrees to continue his employment with the Company, for the Employment Term (as defined below).  During the Employment Term, the Executive shall serve as the Executive Vice President and Chief Operating Officer of the Company and shall report to the Chief Executive Officer or such person or persons as from time to time may be designated by the Company (the “Reporting Officer”), performing such duties and responsibilities as are customarily attendant to such position with respect to the business of the Company and such other duties and responsibilities as may from time to time be assigned to the Executive by the Reporting Officer consistent with such position.  Upon notice from the Company, the Executive’s title, Reporting Officer and duties and responsibilities may be changed as is deemed necessary and appropriate by the Company.

2.                                      Performance.  The Executive shall serve the Company and its subsidiaries and affiliates faithfully and to the best of Executive’s ability and shall devote full business time, energy, experience and talents to the business of the Company and its subsidiaries and affiliates, as applicable, and will not engage in any other employment activities for any direct or indirect remuneration without the written approval of the Board; provided, however, that it shall not be a violation of this Agreement for the Executive to (i) continue to serve as a non-employee director of the business entities set forth on Exhibit A attached hereto on which Executive currently serves, if any, or (ii) manage personal investments or to engage in or serve such civic, community, charitable, educational, or religious organizations as Executive may select, so long as such service described in clauses (i) and (ii) of this sentence does not create a conflict of interest with, or interfere with the performance of, the Executive’s duties hereunder or conflict with the Executive’s covenants under Section 6 of this Agreement, or result in a violation of any applicable laws, regulations or articles of association (including the articles of association of TE Connectivity Ltd.), in each case as determined in the sole judgment of the Board.

3.                                      Employment Term.  This Agreement shall be effective commencing on the date hereof (the “Commencement Date”) until terminated by either party providing appropriate notice to the other party (such period, the “Employment Term”).  The Executive’s employment with the Company shall be on an “at-will” basis, which means that the Executive’s employment is terminable by either the Company or the Executive at any time for any reason or no reason, with or without cause or notice (other than any notice required under Section 7 hereof).

4.                                      Principal Location. The Executive’s principal place of employment shall be the Company’s offices located in Fuquay, North Carolina or such other location as is mutually agreed between the parties, subject to required travel.

5.                                      Compensation and Benefits.

(a)                                 Base Salary.  As compensation for the Executive’s services hereunder and in consideration of the Executive’s other agreements hereunder, during the Employment Term, the Company shall pay the Executive a base salary, payable in equal installments in accordance with Company payroll procedures, in an amount equal to Executive’s current base salary, subject to annual review by the Management Development and Compensation Committee (the “MDCC”) of the Company’s Board of Directors.

(b)                                 Annual Cash Bonus.  During the Employment Term, the Executive shall be entitled to participate in the Company’s Annual Incentive Plan or Annual Performance Bonus Plan, as applicable (the “Bonus Plan”), with a bonus target equal to Executive’s current bonus target, subject to annual review by the MDCC.

(c)                                  Annual Equity Incentive Awards.  During the Employment Term, the Executive shall be entitled to participate in the Company’s 2007 Stock and Incentive Plan (the “SIP”), or such other equity incentive plan as is deemed appropriate by the MDCC, and to receive annual long-term equity incentive awards in a form and amount determined by the MDCC.  The Company’s award cycle under the SIP currently takes place in the November timeframe each year.

(d)                                 Benefits.  During the Employment Term, the Executive shall, subject to and in accordance with the terms and conditions of the applicable plan documents and all applicable laws, be entitled to participate in all of the employee benefit, fringe and perquisite plans, practices, policies and arrangements that the Company makes available from time to time to its employees generally, under terms consistent with other similarly-situated executives.  Such employee benefit plans and programs currently include, but are not limited to, the Tyco Electronics Retirement Savings and Investment Plan, the Tyco Electronics Supplemental Savings and Retirement Plan, the TE Connectivity Health and Welfare Plan (including medical, dental, vision, flexible spending accounts for healthcare and dependent care, life insurance, accidental death and dismemberment insurance, long-term disability and short term disability), Business Travel Medical Insurance, Business Travel Accident Insurance, and the TE Employee Stock Purchase Plan.  The Company may amend or terminate the employee benefit plans and programs at any time.

(e)                                  Severance Benefits.  During the Employment Term, the Executive shall not be entitled to participate in the Company’s Severance Plan for U.S. Officers and Executives or any other severance pay plan, program, or policy of the Company or its subsidiaries.

(f)                                   Change in Control Severance Plan.  During the Employment Term, the Executive shall not be entitled to participate in the Company’s Change in Control Severance Plan for Certain U.S. Officers and Executives or any other change of control plan, program, or policy of the Company or its subsidiaries.

(g)                                  Vacation and Paid Time Off.  The Executive shall be entitled to vacation and paid time off in accordance with the standard policies of the Company for executives as in effect from time to time.

(h)                                 Business Expenses.  The Executive shall be reimbursed by the Company for all reasonable and necessary business expenses actually incurred by the Executive in performing his duties hereunder.  All payments under this paragraph (h) of this Section 5 will be made in accordance with policies established by the Company from time to time and subject to receipt by the Company of appropriate documentation.

(i)                                     Required Stock Ownership.  The Executive acknowledges and agrees to adhere to the Company’s executive stock ownership guidelines as set forth in the Company’s Stock Ownership Policy, as may be amended from time to time in the Company’s sole discretion, which currently requires, among other things, that the Executive shall acquire and hold three times his annual base salary in Company stock.

6.                                      Covenants of the Executive.  The Executive is party to a “TE Connectivity Confidentiality and Invention Assignment Agreement” (executed upon Executive’s employment with the Company) and a “Limited Non-Competition Agreement” (executed upon Executive’s initial acceptance of the terms and conditions of the Annual Incentive Plan).  Executive acknowledges that the terms and conditions of those agreements remain in full force and effect as described in the agreements.

7.                                      Termination.

(a)                                 Termination of Employment.  The employment of the Executive hereunder and the Employment Term may be terminated at any time (i) by the Company without Cause (as defined herein) on twelve months written notice to the Executive, (ii) by the Company with Cause or due to the Executive’s Disability (as defined herein) on written notice to the Executive, (iii) by the Executive for any reason upon thirty (30) days written notice (which notice period may be waived by the Company in its discretion, in which case, such termination shall be effective on any date prior to the end of such thirty (30) day period as selected by the Company), (iv) by the Executive with Good Reason following a Change in Control (as defined in the Company’s Change in Control Severance Plan for Certain U.S. Officers and Executives (“CIC Plan”)) on twelve months written notice to the Company, provided that such termination occurs during the period beginning 60 days prior to the date of a Change in Control and ending two years after the date of such Change in Control, or (v) without action by the Company, the Executive or any other person or entity, immediately upon the Executive’s death.  If the Executive’s employment is terminated for any reason under this Section 7(a), the Company shall be obligated to pay or provide to the Executive (or his estate, as applicable):  (A) any base salary payable to the Executive pursuant to this Agreement, accrued up to and including the date on which the Executive’s employment terminates, (B) any employee benefits to which the Executive is entitled upon termination of his employment with the Company in accordance with the terms and conditions of the applicable plans of the Company, (C) reimbursement for any unreimbursed business expenses incurred by the

Executive prior to his date of termination pursuant to Section 5(f), and (D) payment for accrued but unused vacation and/or paid time off as of the date of his termination, in accordance with Company policy ((A)-(D) collectively, the “Accrued Amounts”).

Compensation and Benefits during the Notice Period.  Except as otherwise provided in this Section 7, Executive shall continue to be paid his base salary and continue to participate in the Company’s incentive compensation and benefit plans (in accordance with the applicable plan terms), as more fully described in Section 5, except that Executive will not be granted any additional long-term equity incentive awards) during the applicable notice period, if any, as described in Section 7 above (such notice period or any part thereof referred to herein as the “Notice Period”), through the Executive’s termination date.  For avoidance of doubt, during the Notice Period, Executive will continue to participate in the Annual Incentive Plan or Annual Performance Bonus Plan, as applicable, at the same bonus target award level in effect prior to the Notice Period and under the applicable Plan terms and conditions through Executive’s date of termination.

Duties and Responsibilities during Notice Period.  At any time after the Executive or the Company has given notice to the other party to terminate the Executive’s employment in accordance with the terms of this Section 7(a), provided that the Company continues to pay the Executive’s salary and to provide all benefits (or pay a sum in lieu of the value of one or more such benefits) to which the Executive is contractually entitled until the termination of the Executive’s employment, the Company shall be entitled in its discretion, during the Notice Period: (i) to require the Executive not to enter or attend his place of work or any other premises of the Company or any affiliates thereof; (ii) to require the Executive not to carry out his duties or responsibilities under this Agreement; (iii) to require the Executive to return to the Company all property belonging to the Company or any affiliates thereof or to its/their clients or customers (including summaries, extracts or copies); (iv) to require the Executive to undertake work from his home and/or to carry out exceptional duties or special projects outside the normal scope of his duties and responsibilities for the Company or any affiliates thereof; (v) to appoint one or more persons to undertake the Executive’s duties and/or responsibilities and/or assume his position; (vi) to instruct the Executive not to communicate with clients, customers, suppliers, investors, employees, directors, consultants, agents or representatives of the Company or any affiliates thereof;  (vii) to require the Executive to keep the Company informed of his whereabouts so that the Executive can be contacted should the need arise for the Executive to perform any duties or responsibilities under this Agreement or exceptional duties or special projects outside of the normal scope of his duties; and/or (viii) to remove Executive as a Section 16 officer or member of executive management for purposes of Swiss law.

Paid Time Off.  Any paid time off which has accrued to the Executive at the start of his Notice Period and any paid time off entitlement which continues to accrue during his Notice Period shall be deemed to be taken by the Executive during the Notice Period.

Employment Status during Notice Period/Prohibition against Work for a Third Party.  For the avoidance of doubt, during any Notice Period, the Executive shall remain an employee of the Company and continue to receive his normal rate of pay and all contractual benefits in accordance with this Agreement and be bound by all his express and implied duties save as varied in accordance with the provisions of this Section 7(a).  During the Notice Period, the Executive shall not undertake any work for any third party (as an employee or otherwise) whether paid or unpaid without written permission from the Company.  If the Company grants such permission, the Company’s obligation to continue to treat the Executive as an employee of the Company and to continue to provide the normal rate of pay and all contractual benefits as an employee of the Company for the remainder of the Notice Period shall immediately cease, and the Company shall have the right to terminate the Notice Period as it deems appropriate in its discretion in light of the circumstances of third party work at issue.  This paragraph shall not apply to any unpaid volunteer work performed by Executive for a civic, community, charitable, educational, or religious organization, provided that such work does not interfere with Executive’s ability to make himself available for full-time work with the Company as deemed necessary by the Company in its discretion during the Notice Period.  In addition, Executive may accept a compensated role as a member of a board of directors of a for-profit entity, provided that the Executive provides written notice to the Company of the role and the Company consents to executive’s acceptance of the role.  Such consent will not be unreasonably withheld as long as the Company determines, in its sole discretion, that the role will not interfere with Executive’s ability to make himself available for full-time work with the Company during the Notice Period.

(b)                                 Payment in Consideration of Release and Restrictive Covenants.  If the Executive’s employment is terminated for the reasons described in Sections 7(a)(i) or 7(a)(ii), the Company shall provide the Executive with cash consideration in exchange for the Executive’s execution, and compliance with the terms, of the restrictive covenants and release of claims set forth in the separation agreement described in Section 7(c).  The amount of such cash consideration shall be equal to the sum of the Executive’s annual base salary (as described in Section 5(a)) and the current target annual bonus (as described in Section 5(b)), in each case, as in effect immediately prior to the date of the Executive’s termination of employment, and subject to a maximum aggregate amount not exceeding the total amount of compensation (including base salary, Bonus Plan awards and the value of annual equity incentive awards granted) of the Executive during the last full fiscal year when the Executive was employed.  Such consideration shall be payable in equal installments over a twelve month period following the date of such termination in accordance with the Company’s payroll practices, subject to reduction for any applicable tax withholding and/or pursuant to any terms of the separation agreement described in Section 7(c).

(c)                                  Separation Agreement and Release of Claims.  As a condition of receiving any consideration for which the Executive otherwise qualifies under Section 7(b), the Executive agrees (i) to execute, deliver and not revoke, within thirty (30) days following the date of the Executive’s termination of employment, a separation agreement containing restrictive covenants running in favor of the Company and its affiliates, and a general release of the Company and its subsidiaries and their respective affiliates and their respective employees, officers, directors, owners and members from any and all claims, obligations and liabilities of any kind whatsoever, including, without limitation, those arising from or in connection with the Executive’s employment or termination of employment with the Company or any of its subsidiaries or affiliates or this Agreement (including, without limitation, civil rights claims), in such form as is requested by the Company, such separation agreement and general release to be delivered, and to have become fully irrevocable, on or before the end of such thirty (30)-day period, and (ii) not to apply for unemployment compensation chargeable to the Company during the period with respect to which the Executive is receiving such consideration.  If such a general release described in clause (i) of the immediately preceding sentence has not been executed and delivered and become irrevocable on or before the end of such thirty (30)-day period, no amounts or benefits under Section 7(b) shall be or become payable. To the extent that any payments or benefits to the Executive under Section 7(b) are subject to Section 409A of the Code and the Executive’s employment is terminated within 60 days of the end of a calendar year, payments of such amounts shall not be made until the calendar year following the year in which the Executive’s employment is terminated (but with the first payment being a lump sum payment covering all payment periods from the date of termination through the date of such first payment).

(d)                                 No Additional Rights.  The Executive acknowledges and agrees that, except as specifically described in this Section 7, all of the Executive’s rights to any compensation, benefits, bonuses or other payments from the Company and its subsidiaries and affiliates after termination of the Employment Term shall cease upon such termination.

(e)                                  Offset.  To the extent permitted by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any consideration to which the Executive is otherwise entitled pursuant to this Section 7 shall be (i) reduced by amounts outstanding under any indebtedness, obligations or liabilities owed by the Executive to the Company; (ii) reduced and offset by any severance pay or benefits, or similar amounts, payable to the Executive due to his termination of employment under any labor, social or other governmental plan, program, law or policy, and should such other payments or benefits described in this clause be payable, payments under this Agreement shall be reduced accordingly or, alternatively, payments previously paid or provided under this Agreement will be treated as having been paid or provided to satisfy such other obligations.

(f)                                   Resignation as Officer or Director.  Upon a termination of employment, unless requested otherwise by the Company, the Executive shall resign each position (if any) that the Executive then holds as a director or officer of the Company or of any affiliates of the Company.  The Executive’s execution of this Agreement shall be deemed the grant by the Executive to the officers of the Company of a limited power of attorney to sign in the Executive’s name and on the Executive’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.

(g)                                  Definitions of Certain Terms.  For purposes of this Agreement:

(i)                                     “Cause” shall have the meaning given that term in the Company’s Severance Plan for U.S. Officers and Executives, as such plan may be amended from time to time.

(ii)                                  “Disability” shall mean a “Permanent Disability” as that term is defined in the Company’s Severance Plan for U.S. Officers and Executives, as such plan may be amended from time to time.

(iii)                               “Good Reason” shall have the meaning given that term in the CIC Plan, as such plan may be amended from time to time and will only apply after the occurrence of a “Change in Control”, as defined in the CIC Plan.

(h)                                 Equity Awards.  The treatment of Executive’s outstanding equity awards will be governed by the applicable equity award agreements and other governing award and plan documents.

8.                                      Notices.  All notices, requests, demands, claims, consents and other communications which are required, permitted or otherwise delivered hereunder shall in every case be in writing and shall be deemed properly served if:  (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, or (c) delivered by a recognized overnight courier service, to the parties at the addresses as set forth below:

If to the Company:	Tyco Electronics Corporation 1050 Westlakes Drive Berwyn, Pennsylvania 19312 Attention: Senior Vice President, Global Human Resources

If to the Executive:	At the Executive’s residence address as maintained by the Company in the regular course of its business for payroll purposes.

or to such other address as shall be furnished in writing by either party to the other party; provided that such notice or change in address shall be effective only when actually received by the other party.  Date of service of any such notices or other communications shall be:  (a) the date such notice is personally delivered, (b) three days after the date of mailing if sent by certified or registered mail, or (c) one business day after date of delivery to the overnight courier if sent by overnight courier.

9.                                      Section 409A.

(a)                                 The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and the Company shall have complete discretion to interpret and construe this Agreement and any associated documents in any manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A.  If for any reason, such as imprecision in drafting, any provision of this Agreement (or of any award of compensation, including, without limitation, equity compensation or benefits) does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted by the Company in a manner consistent with such intent, as determined in the discretion of the Company.

(b)                                 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this

Agreement, references to a “termination,” “termination of employment” or like terms shall mean such a separation from service.  The determination of whether and when a separation from service has occurred for purposes of this Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations.

(c)                                  Any provision of this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service, the Company determines that the Executive is a “specified employee,” within the meaning of Code Section 409A, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of such separation from service would be considered nonqualified deferred compensation under Code Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of (i) six (6) months and one day after such separation from service, and (ii) the date of the Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 9(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to the Executive in a lump-sum with interest at the prime rate as published by The Wall Street Journal on the first business day of the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(d)                                 Any reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including, without limitation, that (i) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits that the Company is obligated to pay or provide, in any given calendar year shall not affect the expenses that the Company is obligated to reimburse, or the in-kind benefits that the Company is obligated to pay or provide, in any other calendar year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the sixth (6th) anniversary of the Commencement Date).

(e)                                  For purposes of Code Section 409A, the Executive’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (for example, “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.  In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Code Section 409A.

(f)                                   The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Code Section 409A but do not satisfy an exemption from, or the conditions of, Code Section 409A.

10.                   Say on Pay Limitations.

(a)                                 Say on Pay Requirements.  Under Swiss say and pay law, the maximum aggregate amount of compensation of the executive management must be approved by the General Meeting of Shareholders of TE Connectivity Ltd. (the “GM”) as a public Swiss company. At each GM, the Company presents to the Company’s shareholders for approval the maximum aggregate amount of compensation that can be paid to the executive management in the next succeeding fiscal year.  If the GM does not approve the maximum aggregate amount of compensation of the executive management, the Company will determine whether and to what extent the Executive’s compensation in that fiscal year will be affected. If the Executive’s compensation is affected, this 2015 Agreement continues to be effective subject to paragraph (b) below.

(b)                                 Non-Approval by GM. If the GM refuses to approve the proposed maximum aggregate compensation of the executive management, and Executive’s compensation is subject to the approval of the GM, the Executive by signing this 2015 Agreement (i) agrees to accept a modification - as determined by the Company - of the compensation and benefits under this 2015 Agreement, and (ii) if the Company decides to pay compensation on a provisional basis in view of what a following GM may approve, the Executive will have to repay any amount of compensation received but subsequently not approved by any following GM.

11.                               General.

(a)                                 Governing Law.  This Agreement and the legal relations thus created between the parties hereto shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the Commonwealth of Pennsylvania.  The parties hereto acknowledge and agree that this Agreement was executed and delivered in the Commonwealth of Pennsylvania.

(b)                                 Construction and Severability.  Whenever possible, each provision of this Agreement shall be construed and interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by, or invalid, illegal or unenforceable in any respect under, any applicable law or rule in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other jurisdiction, and the parties undertake to implement all efforts which are necessary, desirable and sufficient to amend, supplement or substitute all and any such prohibited, invalid, illegal or unenforceable provisions with enforceable and valid provisions in such jurisdiction which would produce as nearly as may be possible the result previously intended by the parties without renegotiation of any material terms and conditions stipulated herein.

(c)                                  Cooperation. During the Employment Term and thereafter, the Executive shall cooperate with the Company and be reasonably available to the Company with respect to continuing and/or future matters related to the Executive’s employment period with the Company and/or its subsidiaries or affiliates, whether such matters are business-related, legal, regulatory or otherwise (including, without limitation, the Executive appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the

Company all pertinent information and turning over to the Company all relevant documents which are or may come into the Executive’s possession).  Following the Employment Term, the Company shall reimburse the Executive for all reasonable out of pocket expenses incurred by the Executive in rendering such services that are approved by the Company.  In addition, if more than an incidental cooperation is required at any time after the termination of the Executive’s employment, the Executive shall be paid (other than for the time of actual testimony) a per day fee based on his base salary described in Section 5(a) at the time of such termination divided by 225.

(d)                                 Successors and Assigns.  This Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Executive and the Executive’s heirs, executors, administrators, and successors; provided that the services provided by the Executive under this Agreement are of a personal nature, and rights and obligations of the Executive under this Agreement shall not be assignable or delegable, except for any death payments otherwise due the Executive, which shall be payable to the estate of the Executive; provided further the Company may assign this Agreement to, and all rights hereunder shall inure to the benefit of, any subsidiary or affiliate of the Company or any person, firm or corporation resulting from the reorganization of the Company or succeeding to the business or assets of the Company by purchase, merger, consolidation or otherwise; and provided further that in the event of the Executive’s death, any unpaid amount due to the Executive under this Agreement shall be paid to his estate.

(e)                                  Executive’s Representations.  The Executive hereby represents and warrants to the Company that:  (i) the execution, delivery and performance of this Agreement by the Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which the Executive is bound; (ii) the Executive is not a party to or bound by any employment agreement, noncompetition or nonsolicitation agreement or confidentiality agreement with any other person or entity besides the Company and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms.  THE EXECUTIVE HEREBY ACKNOWLEDGES AND REPRESENTS THAT THE EXECUTIVE HAS CONSULTED WITH INDEPENDENT LEGAL COUNSEL REGARDING THE EXECUTIVE’S RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT, TO THE EXTENT DETERMINED NECESSARY OR APPROPRIATE BY THE EXECUTIVE, AND THAT THE EXECUTIVE FULLY UNDERSTANDS THE TERMS AND CONDITIONS CONTAINED HEREIN.

(f)                                   Compliance with Rules and Policies.  The Executive shall perform all services in accordance with the policies, procedures and rules established by the Company and the Board, including, but not limited to, the Company’s Guide to Ethical Conduct.  In addition, the Executive shall comply with all laws, rules and regulations that are generally applicable to the Company or its subsidiaries or affiliates and their respective employees, directors and officers.

(g)                                  Withholding Taxes.  All amounts payable hereunder shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.

(h)                                 Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and terminates and supersedes any and all prior agreements, understandings and representations, whether written or oral, by or between the parties hereto or their affiliates which may have related to the subject matter hereof in any way, including, without limitation, and any other existing employment agreement or change of control agreement, which is hereby terminated and cancelled and of no further force or effect as of the Commencement Date, without the payment of any additional consideration by or to either of the parties hereto; provided, however, that the agreements referenced in Section 6, any agreement between the parties addressing the terms and conditions of Executive’s expatriate assignment or relocation, as applicable, and any agreement issued under the terms of any compensation or employee benefit plan described herein or in which the Executive is otherwise a participant shall not be affected by this Section 10(h).  Notwithstanding any provision of this Agreement to the contrary, neither the assignment of the Executive to a different Reporting Officer due to a reorganization or an internal restructuring of the Company or its subsidiaries or affiliates nor a change in the Reporting Officer’s title shall constitute a modification or a breach of this Agreement.

(i)                                     Duration.  Notwithstanding the Employment Term hereunder, this Agreement shall continue for so long as any obligations remain under this Agreement.

(j)                                    Survival.  The covenants set forth in the agreements referenced in Section 6 and the covenants set forth in Section 10(c) of this Agreement shall survive and shall continue to be binding upon the Executive notwithstanding the termination of this Agreement for any reason whatsoever.

(k)                                 Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and the Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Term for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any similar or dissimilar requirement, provision or condition of this Agreement at the same or any prior or subsequent time.  Pursuit by either party of any available remedy, either in law or equity, or any action of any kind, does not constitute waiver of any other remedy or action.  Such remedies and actions are cumulative and not exclusive.

(l)                                     Counterparts.  This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

(m)                             Section References.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  The words Section and paragraph herein shall refer to provisions of this Agreement unless expressly indicated otherwise.

(n)                                 No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring either party hereto by virtue of the authorship of any of the provisions of this Agreement.

(o)                                 Time of the Essence; Computation of Time.  Time is of the essence for each and every provision of this Agreement.  Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in Berwyn, Pennsylvania are authorized to be closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.

(p)                                 No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement and their respective heirs, executors, administrators, successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(q)                                 Forfeiture and Clawback.  The Executive acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, this Agreement and all amounts payable hereunder shall be subject to any applicable compensation, clawback and recoupment policies implemented by the Board, as may be in effect from time to time.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Agreement as of the day and year first written above.

TYCO ELECTRONICS CORPORATION

Date:	December 15, 2015	By:	/s/ Harold G. Barksdale
			Name:	Harold G. Barksdale
			Title:	Corporate Secretary

Joseph B. Donahue

Date:	December 15, 2015	/s/ Joseph B. Donahue